EXHIBIT 11

                                  FRED'S, INC.

                       COMPUTATION OF NET INCOME PER SHARE

                                   (unaudited)
                    (in thousands, except per share amounts)



                                              Thirteen Weeks Ended              Thirty-Nine Weeks Ended
                                            November 1,       November 2,       November 1,      November 2,
                                               1997              1996              1997             1996
                                            -----------------------------       ------------------------


Primary net income per share

  Net income                                 $2,368            $1,261*              $6,299           $3,727
                                             ======            ======               ======           ======

  Weighted average number
  of common shares
  outstanding during the
  period                                      9,386             9,322                 9,357            9,331

  Additional shares
  attributable to common
  stock equivalents                             183                -                      99            -
                                             ------            ------                 ------          -----

                                              9,569             9,322                  9,456          9,331
                                             ======            ======                 ======          =====


  Net income per share                       $  .25           $  .14*                  $ .67         $ .40*
                                             ======            ======                  =====          =====


Fully diluted net
income per share

  Net income                                 $2,368            $1,261                 $6,299        $3,727*
                                             ======            ======                 ======         ======


  Weighted average
  number of common shares
  outstanding
  during the period                           9,386             9,322                  9,359         9,331*

  Additional shares
  attributable to common
  stock equivalents                             194            -                         117             -
                                             ------            ------                 ------           ----

                                              9,580             9,322                  9,476          9,331
                                             ======            ======                 ======         ======

  Net income per share                       $  .25           $  .14*                 $  .67         $ .40*
                                             ======           =======                 ======          =====



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     *  Includes  non-recurring   merger-related  costs  totaling  approximately
$270,000 or $.03 per share.


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